Exhibit 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relating to our taxation as a REIT under the Code. This section also summarizes material U.S. federal income tax considerations relating to the ownership and disposition of our common stock. A prospectus supplement will contain information about additional U.S. federal income tax considerations, if any, relating to a particular offering of preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.

DLA Piper LLP (US) has reviewed this summary and is of the opinion that the discussion contained herein, to the extent it constitutes statements of law, fairly summarizes the U.S. federal income tax consequences that are material to a holder of our common stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including, but not limited to, insurance companies, tax-exempt entities, persons subject to the alternative minimum tax, financial institutions or broker-dealers, persons holding stock through partnerships and other pass-through entities, regulated investment companies, REITs, persons holding our common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction, foreign corporations and persons who are not citizens or residents of the United States (except as discussed below), U.S. expatriates and persons whose functional currency is not the U.S. dollar) who are subject to special treatment under the U.S. federal income tax laws.

The information in this section is based on the current provisions of the Code, current final, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies reflected in private letter rulings issued to other taxpayers, which rulings would not be binding on the IRS in any of its dealings with us. These sources are being relied upon as of the date of the Current Report on Form 8-K filed on July 24, 2025, which is incorporated by reference into the prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change in law. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

The One Big Beautiful Bill Act, which was signed into law on July 4, 2025, made significant changes to the U.S. federal income tax laws in various areas. Among the notable changes, the One Big Beautiful Bill Act permanently extended certain provisions that were enacted in the Tax Cuts and Jobs Act of 2017, most of which were set to expire after December 31, 2025. Further changes to the tax laws are possible.

Each prospective shareholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of our status as a REIT and the ownership and sale of our stock. This includes the U.S. federal, state, local, and foreign income and other tax consequences of the ownership and sale of our stock, and the potential impact of changes in applicable tax laws.

Taxation of Getty Realty Corp.

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 2001. We intend to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that we have qualified or will remain qualified as a REIT. We have not requested and do not intend to request a ruling from the IRS as to our current status as a REIT. However, we have received an opinion from DLA Piper LLP (US) stating that, since the commencement of our taxable year which began January 1, 2016 through the tax year ended December 31, 2024, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of organization and operation will enable, us to continue to meet the requirements for qualification and taxation as a REIT for our current and subsequent taxable years. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including an assumption that we qualified as a REIT at all times from January 1, 2001 through December 31, 2011, and including representations regarding the nature of our assets and the conduct and method of operation of our business. The opinion cannot be relied upon if any of those assumptions and representations later prove incorrect or the facts otherwise vary from those relied on by DLA Piper LLP (US) in rendering the opinion. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, requirements as to distribution and diversity of stock ownership, and various other REIT qualification tests imposed under the Code, the results of which will not be reviewed by DLA Piper LLP (US). Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. For additional information regarding the risks associated with our failure to qualify as a REIT, see “Risk Factors” contained in our Annual Report on Form 10-K filed for the year ended December 31, 2024.

The opinion of DLA Piper LLP (US) is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a tax ruling (which we will not seek), this opinion is not binding on the IRS, and no assurance can be given that the IRS could not successfully challenge our status as a REIT.

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income and capital gain that we distribute (or are deemed to distribute) currently to our shareholders. Even if we qualify as a REIT, however, we will be subject to federal income taxes under the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on certain items of tax preference. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. This 100% tax on income from prohibited transactions is discussed in more detail below. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the gross income attributable to the greater of the amount by which we failed the 75% test or the amount by which we failed the 95% test, multiplied by a fraction intended to reflect our profitability. Sixth, if we were to violate one or more of the REIT asset tests (as discussed below) under certain circumstances, but the violation was due to reasonable cause and not willful neglect and we were to take certain remedial actions, we may avoid a loss of our REIT status by, among other things, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during a specified period. Seventh, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income (including net capital gain) from prior years, subject to certain adjustments, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Eighth, if we were to acquire any asset, directly or indirectly, from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we were to recognize gain on the disposition of such asset during the 5-year period beginning on the date on which we acquired such asset, then, to the extent of such property’s “built-in” gain (the excess of the fair market value of such property at the time we acquired it over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. We refer to this tax as the “Built-in Gains Tax.” Ninth, if we fail to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure to maintain our REIT status. Finally, if we fail to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of our outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Activities conducted by a taxable REIT subsidiary are subject to federal income tax at regular corporate rates. In general, a taxable REIT subsidiary may engage in activities that, if engaged in directly by a REIT, would produce income that does not satisfy the REIT gross income tests, described below, or income that, if earned by the REIT, would be subject to the 100% tax on prohibited transactions, also described below. A number of constraints, however, are imposed on REITs and their taxable REIT subsidiaries to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, a taxable REIT subsidiary is subject to the “earnings stripping” rules of the Code with respect to interest paid to the REIT, which could defer or disallow a portion of our taxable REIT subsidiary’s deductions for interest paid to us under certain circumstances. In addition, if a taxable REIT subsidiary were to make deductible payments to us (such as interest or rent), and the amount of those deductible payments is determined by the IRS to exceed the amount that unrelated parties would charge to each other, we would be subject to a 100% penalty tax on the excess payments. We would incur a similar 100% penalty tax on a portion of the rent we receive from our tenants, to the extent that the IRS determines that the rent payments are attributable to certain services provided to our tenants by a taxable REIT subsidiary without receiving adequate compensation either from us or from our tenants.

Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

(1) which is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

(4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7) which makes an election to be a REIT (or has made such an election for a previous taxable year, which election has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT status;

(8) which uses the calendar year as its taxable year; and

(9) which meets certain other tests, described below, regarding the nature of its income and assets and regarding distributions to its shareholders.

The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of each taxable year. We have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). We will be treated as having met condition (6) above if we complied with certain Treasury regulations for ascertaining the ownership of our stock and if we did not know (or after the exercise of reasonable diligence would not have known) that our stock was sufficiently closely held to cause us to fail condition (6). In addition, Article VI of our Articles of Incorporation contains restrictions regarding the transfer and ownership of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above but without causing us to violate the freely transferable shares requirement described in clause (2) above. See “Description of Capital Stock—Ownership and Transfer Restrictions.”

In the case of a REIT owning an interest in a partnership, joint venture, limited liability company, or other legal entity that is classified as a partnership for federal income tax purposes (which we refer to collectively as partnerships), the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share (based on the REIT’s capital interest in the partnership). In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests that are discussed below.

Income Tests. To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, mortgage interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Any properly identified transaction that we entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets (including for periods after December 31, 2016, certain transactions related to the termination of such hedge) must constitute a “hedging transaction” (as defined in Section 1221(b)(2)(A)(ii) or (iii) of the Code and the Treasury regulations thereunder) to avoid giving rise to non-qualifying gross income, and any income or gain that we derive from such a properly-identified hedging transaction will be excluded from our gross income for purposes of the 95% gross income test (but not the 75% gross income test). For hedging transactions entered into after July 30, 2008, such income is also excluded for purposes of the 75% gross income test.

Rents that we receive will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if we directly or constructively were deemed to own 10% or more of the ownership interests in such tenant (a “Related Party Tenant”), unless such tenant is our taxable REIT subsidiary and certain other conditions are satisfied. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rent to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to our tenants, other than through an “independent contractor” from whom we derive no revenue. The “independent contractor” requirement, however, does not apply to the extent the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the “independent contractor” requirement will not apply to noncustomary services we provide, if the annual value of such noncustomary services does not exceed 1% of the gross income derived from the property with respect to which the noncustomary services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services, and any gross income deemed to have been derived by us from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, our taxable REIT subsidiary is permitted to provide noncustomary services to our tenants without causing the rents we receive from such tenants to be disqualified as “rents from real property.”

From time to time, we may derive rent from certain tenants based, in whole or in part, on the net profits of the tenant, rent from Related Party Tenants, or rent that is more than 15% attributable to personal property. However, the amount of such nonqualifying rent income, if any, is not expected to be material, and we have complied and believe we will continue to comply with the 95% and 75% gross income tests. In addition, based on our knowledge of the real estate markets in the geographic regions in which we operate, we believe that all services that are provided to the tenants of the properties generally will be considered “usually or customarily” rendered in connection with the rental of comparable real estate. Further, we intend to provide any noncustomary services only through qualifying independent contractors, through our taxable REIT subsidiary or in compliance with the 1% de minimis exception.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect and we attach a schedule to our federal income tax return containing certain information concerning our gross income. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess income.

Asset Tests. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by any partnerships in which we own interests), certain temporary investments in stock or debt instruments purchased with the proceeds of a stock offering or a public offering of long-term debt (but only for the one-year period beginning on the date we receive the applicable offering proceeds), cash, certain cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, for periods after December 31, 2015, not more than 25% of our total assets may be represented by nonqualified publicly offered REIT debt instruments as defined in Section 856(c)(5)(L). Fourth, of the investments included in the 25% asset class, the value of any one issuer’s debt and equity securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”). Fifth, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities (the “10% voting securities test”). Sixth, we may not own more than 10% of the total value of any one issuer’s outstanding debt and equity securities (the “10% value test”), subject to certain exceptions. Mortgage debt secured by real estate assets constitutes a “real estate asset” and does not constitute a “security” for purposes of the foregoing tests.

The following assets (“qualifying debt”) are not treated as “securities” held by us for purposes of the 10% value test: (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiary) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership. The following rules apply to interests in a partnership:

•	Our interest as a partner in a partnership is not itself considered a security for purposes of the 10% value test.

•	Instead, we are deemed to own our proportionate share of each of the partnership assets.

•

Our interest in the partnership assets is our proportionate interest in any securities issued by the partnership, which includes our partnership interest and any debt issued by the partnership which is not qualifying debt. In effect, debt issued by the partnership to us which is not qualifying debt is generally treated as part of our partnership interest for purposes of applying these look-through principles.

In addition, any non-qualifying debt issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test and, if the partnership fails to meet the 75% gross income test, then the non-qualifying debt issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership.

The 5% asset test, the 10% voting securities test and the 10% value test do not apply to the securities of a taxable REIT subsidiary. However, the value of the debt and equity securities of all taxable REIT subsidiaries we own cannot represent more than 20% of the value of our total assets (or 25% of the value of our total assets in taxable years after 2025). Any corporation in which a REIT directly or indirectly owns stock (other than another REIT or a corporation engaged in certain specified activities) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the IRS for the corporation to be treated as a taxable REIT subsidiary of the REIT.

We believe that our debt and equity securities of our taxable REIT subsidiary have represented, at all relevant times, less than the applicable threshold percentage of the value of our total assets. We also believe that the value of the securities, including unsecured debt, of each other issuer in which we have owned an interest, excluding equity interests in partnerships (which are looked through rather than treated as securities for purposes of the REIT asset tests), has never exceeded 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the various exceptions referred to above). No independent appraisals have been obtained, however, to support these conclusions, and DLA Piper LLP (US), in rendering the tax opinion described above, is relying upon our representations regarding the value of our securities and our other assets. Although we plan to take steps to ensure that we continue to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in our taxable REIT subsidiary or changes in our other investments.

If we were to fail any of the asset tests discussed above at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which we identified the failure. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which we identified the failure, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date that the failure occurred and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income (including any net capital gain) from prior periods, subject to certain adjustments, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we may not have sufficient cash or liquid assets, from time to time, to meet the distribution requirements due to timing differences between the receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). In the event that such timing differences occur, we may need to borrow money, sell assets, pay taxable stock dividends (for example, where shareholders may elect to receive a dividend paid in cash or with newly issued shares of our common stock), or take other measures to permit us to pay the required dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties, if any, to the IRS based upon the amount of any deduction taken for deficiency dividends.

We are generally allowed a deduction for dividends paid to our shareholders. In order to qualify for the deduction, a dividend must not be a “preferential dividend.” For this purpose, a dividend is preferential unless it is distributed pro rata to shareholders, with no preference to any share of stock compared with other shares of the same class, and with no preference to one class as compared with another except to the extent that the class is entitled to a preference. For taxable years beginning after December 31, 2014 the preferential dividend rule was repealed for publicly offered REITs (a REIT is publicly offered if it is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934). If we continue to be a publicly offered REIT, the preferential dividend rule will not apply to us.

Failure to Qualify. If we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

If we were to fail to qualify for taxation as a REIT in any taxable year and no relief provisions were to apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as regular dividend income. Under these circumstances, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction and individual shareholders may be eligible for a reduced tax rate on “qualified dividend income” received from regular C corporations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to any taxable years for which we were a taxable C corporation. Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.

Prohibited Transactions Tax. Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years prior to the sale; (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property; (iii) (a) during the taxable year we do not make more than 7 sales of property (other than sales of foreclosure property or sales to which Section 1033 applies) or (b) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than sales of foreclosure property or sales to which Section 1033 applies) that we sell during the taxable year does not exceed 10 percent of the aggregate bases (as so determined) of all of our assets as of the beginning of the taxable year, or (c) the fair market value of property (other than sales of foreclosure property or sales to which Section 1033 applies) that we sell during the taxable year does not exceed 10 percent of the fair market value of all of our assets as of the beginning of the taxable year; (iv) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, we have held the property for not less than 2 years for production of rental income; and (v) if the requirement of clause (iii)(a) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through (a) an independent contractor (as defined in Section 856(d)(3)) from whom we do not derive or receive any income or (b) after December 31, 2015, a taxable REIT subsidiary.

For taxable periods after December 31, 2015, the safe harbor at subparagraph (iii)(b) and (c), above, is modified as follows: (1) subclause (b) maybe applied by substituting ‘20 percent’ for ‘10 percent’ and the ratio of (x) the aggregate adjusted bases of the property we have sold during the 3-year period ending with the taxable year to (y) the sum of the aggregate adjusted bases of all of our property as of the beginning of each year in such period does not exceed 10 percent; and (2) subclause (c) maybe applied by substituting ‘20 percent’ for ‘10 percent’ and the ratio of (x) the aggregate fair market values of the property we have sold during the 3-year period ending with the taxable year to (y) the sum of the aggregate fair market values of all of our property as of the beginning of each year in such period does not exceed 10 percent.

The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of our property sales will qualify for the safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. However, the IRS may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales. Because of this prohibited transactions tax, we intend that sales of property to customers in the ordinary course of business will be made by a taxable REIT subsidiary, which will be subject to corporate-level tax on its profit but will not be subject to the 100% penalty tax on prohibited transactions.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders. As used herein, the term “U.S. shareholder” means a beneficial holder of our common stock that for federal income tax purposes is:

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a citizen or resident of the U.S.;

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a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

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an estate whose income is subject to federal income taxation regardless of its source; or

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a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership as a U.S. person will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

Under current law, certain “qualified dividend income” received by non-corporate U.S. shareholders is subject to tax at the same tax rates as long-term capital gain. Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will be subject to tax at ordinary income rates subject to three narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as “qualified dividend income” in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” (determined with regard to the dividends paid deduction) for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. Under the third exception, dividends received from a REIT may be treated as “qualified dividend income” to the extent attributable to earnings and profits accumulated in non-REIT taxable years. We do not expect to receive a material amount of dividends from our taxable REIT subsidiary or from other taxable corporations, we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax, and we believe that we have previously distributed as dividends all of our non-REIT accumulated earnings and profits. Therefore, as long as we qualify as a REIT, distributions made to our non-corporate U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders who meet certain holding period requirements, to the limited extent that one of the foregoing exceptions applies). In addition, as long as we qualify as a REIT, corporate U.S. shareholders will not be eligible for the dividends received deduction as to any dividends received from us.

In addition, under Section 199A of the Code, individuals, estates and trusts who receive “qualified REIT dividends” are permitted to claim a tax deduction equal to 20% of the amount of such dividends in determining their U.S. federal taxable income, subject to certain limitations. Pursuant to the Treasury Regulations, in order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” the shareholder must meet two holding period-related requirements. First, the shareholder must hold the REIT shares for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT share becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the shareholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income,” as described below. Thus, for an individual domestic shareholder subject to the maximum 37% tax rate, this tax deduction temporarily reduces the maximum effective U.S. federal income tax rate on ordinary REIT dividends to 29.6%. This deduction, in contrast to the deduction allowed by Section 199A with respect to certain “qualified business income” received by, or allocated to, individuals, trusts and estates, is not limited based on W-2 wages or invested capital.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of our common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares of our common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held by the distributee for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend that we declare in October, November or December of any year payable to a shareholder of record on a specific date in any such a month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

We may elect to retain and pay income tax on all or a portion of the net long-term capital gain that we receive in a taxable year and do not distribute as a capital gain dividend. In that case, to the extent that we designate such amount in a timely notice to such shareholder, our shareholders would be required to include in their income as long-term capital gain their proportionate shares of our undistributed net capital gain. Each shareholder would be deemed to have paid his or her proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder in computing his or her own federal income tax liability. In addition, the tax basis of the shareholder’s stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions from us and gain from the sale of our shares will not be treated as passive activity income and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of our stock (or distributions, if any, taxable at capital gain rates), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains or distributions, as the case may be, will be taxed at ordinary income rates. For purposes of computing each shareholder’s alternative minimum taxable income, certain of our “differently treated items” for each taxable year (for example, differences in computing depreciation deductions for regular tax purposes and alternative minimum tax purposes) may be apportioned to our shareholders in accordance with Section 59(d)(1)(A) of the Code.

In general, any gain or loss realized upon a taxable disposition of our shares by a U.S. shareholder who is not a dealer in securities will be treated as a capital gain or loss. Any loss upon a sale or exchange of shares of our common stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of actual or deemed distributions from us that were required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our shares may be disallowed if other shares of our stock are purchased within 30 days before or after the disposition.

For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 37%. Any capital gain recognized generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain from the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by us as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we also may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gain rates or at the 25% rate applicable to unrecaptured depreciation.

The characterization of income as capital or ordinary also may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of its capital gains, with unused losses eligible to be carried back three years and forward five years.

Medicare Tax. The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. holders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of our common stock to the extent that the U.S. holder’s adjusted gross income exceeds certain thresholds. Prospective investors should consult their own tax advisors regarding this potential impact of this tax on their individual circumstances.

Information Reporting and Backup Withholding. We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at a 24% rate), with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding may be applied as a credit against the shareholder’s federal income tax liability, which could result in a refund. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See “Taxation of Foreign Shareholders” below.

Taxation of Tax-Exempt Shareholders. The IRS has ruled publicly that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute “unrelated business taxable income” (“UBTI”). Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares of our stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the IRS.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares will constitute UBTI under certain circumstances. These prospective investors should consult with their tax advisors regarding the special UBTI rules applicable to them.

A “qualified trust” (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) by relying on a special “look-through” rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein, and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” if either (i) a single qualified trust holds more than 25% of the value of the REIT’s shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT’s shares, hold in the aggregate more than 50% of the value of the REIT’s shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT’s shares is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the “look-through” rule.

Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of persons that are not U.S. shareholders (“Non-U.S. shareholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. shareholder’s conduct of a U.S. trade or business, the Non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required IRS Form W-8BEN, or Form W-8BEN-E, evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. shareholder files an IRS Form W-8ECI with us properly claiming that the distribution is “effectively connected” income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. shareholder’s shares, such excess will constitute gain that may be subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. In addition, the portion of such distributions in excess of current and accumulated earnings and profits, to the extent not subject to the 30% withholding tax on ordinary dividends, may be subject to a 15% withholding tax under FIRPTA to the extent gain on our shares would be subject to tax under FIRPTA as described below, unless the Non-U.S. shareholder obtains a withholding certificate from the

IRS establishing the right to a reduced amount of FIRPTA withholding. The Non-U.S. shareholder may seek a refund from the IRS of excess tax withheld if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits or, if the 15% withholding tax applied, did not give rise to taxable gain under FIRPTA.

Under current law, distributions to a Non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests will not be treated under FIRPTA as income “effectively connected” with a U.S. business carried on by the Non-U.S. shareholder, provided that (i) the distribution is received with respect to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the Non-U.S. shareholder does not own more than 10% of that regularly traded class of stock at any time during the one-year period ending on the date of the relevant distribution. Rather than being subject to tax as effectively connected income under FIRPTA, such distributions will be treated as ordinary REIT dividends that are not capital gain dividends. Thus, unless effectively connected with the Non-U.S. shareholder’s conduct of a U.S. trade or business, such distributions would be subject to the 30% withholding tax described above (as opposed to a 21% withholding tax rate under FIRPTA), such distributions will not be subject to the branch profits tax, and Non-U.S. shareholders generally will not be required to file a U.S. federal income tax return by reason of receiving such distributions. In addition, certain qualified shareholders and qualified foreign pension funds are generally exempted from FIRPTA. You are urged to consult your own tax advisor on the application of these exemptions.

In the case of any Non-U.S. shareholder who is not eligible for the exceptions described in the preceding paragraph (an “Ineligible Non-U.S. shareholder”), for any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to such Ineligible Non-U.S. shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to an Ineligible Non-U.S. shareholder as if such gain were effectively connected with a U.S. business. Thus, Ineligible Non-U.S. shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file U.S. federal income tax returns. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax if received by a corporate Ineligible Non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 21% of any distribution to an Ineligible Non-U.S. shareholder that could be designated by us as a capital gain dividend. This amount may be applied as a credit against the Ineligible Non-U.S. shareholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. shareholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of the date of the Current Report on Form 8-K filed on July 24, 2025, which is incorporated by reference into the prospectus, we believe that we qualify as a “domestically controlled REIT,” and that the sale of common stock by a Non-U.S. shareholder therefore will not be subject to tax under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we are, or will continue to be, a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. shareholder’s gain would be taxed under FIRPTA would depend on whether our common stock is regularly traded on an established securities market at the time of sale and on the selling shareholder’s percentage interest in our stock during a certain period ending on the date of sale. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. shareholder if (i) the investment in our common stock is treated as effectively connected with the Non-U.S. shareholder’s U.S. trade or business, in which case the Non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of our common stock were to be subject to tax under FIRPTA, the Non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and possible imposition of a 30% branch profits tax in the case of foreign corporations).

Information Reporting and Backup Withholding. Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is a Non-U.S. shareholder or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a United States or foreign broker will not generally be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the Non-U.S. shareholder’s foreign status or has no actual knowledge to the contrary.

Generally, Non-U.S. shareholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN, W-8BEN-E). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payor. If a Non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury regulations varies depending on the Non-U.S. shareholder’s particular circumstances, Non-U.S. shareholders are urged to consult their tax advisor regarding the information reporting requirements applicable to them.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the Non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities. Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments made to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with information reporting requirements.

Such payments will include U.S.-source dividends and may also include gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of the shares could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares through a non-U.S. person (e.g. a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of shares could also be subject to FATCA withholding. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Other Tax Considerations—Legislative or Other Actions Affecting REITs. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their shareholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Stock.

State and Local Taxes

Getty Realty Corp., its subsidiaries, and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions), and their state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.